MEDIA CONTACT:

Donna Weaver, VP Corp. Comm., 212-329-8072,

or donna.weaver@kellwood.com.

FINANCIAL CONTACTS:

Roger D. Joseph, VP Treasurer & IR, 314.576.3437,

or roger.joseph@kellwood.com.

W. Lee Capps III, Chief Operating Officer & CFO,

314.576.3486, or wlc@kellwood.com.

KELLWOOD ANNOUNCES RESTRUCTURING AND LOWERS GUIDANCE

Company to Exit Several Divisions

Revises Second Quarter and Full Year Expectations

Conference Call Scheduled at 7:30 a.m. Eastern on July 28, 2005

ST. LOUIS, MO – July 27, 2005 – Kellwood Company [NYSE:KWD] announced several initiatives aimed at advancing the Company’s corporate objectives, which focus on increasing its penetration of consumer lifestyle brands with strong growth and profit potential while reducing exposure to smaller volume brands and private label businesses. The Company expects to improve its operating margin upon completion of the following plan:

•	Exit Kellwood Private Label menswear, which does not include the Company’s Smart Shirts subsidiary;
•	Exit Kellwood Intimate Apparel Group, which includes the Biflex, LA Intimates and Dotti divisions;
•	Exit Kellwood New England, which includes David Brooks, Pink Poodle and other smaller volume brands sold through specialty stores;
•	Restructure Kellwood’s Oakland Operation by exiting several labels to better focus on developing the Koret brand; and
•

Reassess certain ongoing business operations for the appropriateness of the Company’s operational and support infrastructures and also perform a formal review of its assumptions regarding the future profitability of certain brands, labels and divisions.

The Company is in the process of reviewing its alternatives for each of the businesses it will exit and will consider the sale of all or some of these divisions and brands.

The annual sales and pre tax operating loss associated with divisions and brands slated for exit are expected to approximate $335 million and $8.3 million before tax, respectively in fiscal 2005. The after tax loss is estimated to be $5.6 million, or ($0.20) per diluted share.

“Our decision to exit non-strategic businesses represents an important step in a series of initiatives that we believe will help re-establish Kellwood as a premier marketer of branded apparel and related soft goods,” stated Kellwood’s President and Chief Executive Officer, Robert C. Skinner, Jr. “We expect that these actions will allow us to better focus our resources to further build our existing portfolio of lifestyle brands and effectively pursue additional growth opportunities in the marketplace. We will also reduce our operating divisions to 11 from 14 presently. This strategy, along with actions taken to upgrade our talent base, reduce cycle times and improve our assortments should result in better operating performance beginning in fiscal 2006.”

The Company expects the costs associated with these actions to approximate $225 million before tax, $155 million after tax, or $5.51 per diluted share. Included in the charge is $55 million pre-tax, $41 million after tax, or $1.46 per diluted share to write off goodwill and intangible assets. The Company noted that the restructuring efforts have already begun. The Company is hopeful that this plan can be completed over the next twelve months. Kellwood expects to book $110 million after tax of the restructuring charge, or $3.91 per diluted share in the second quarter and the remainder recorded principally in the second half of the year in accordance with generally accepted accounting principles (“GAAP”).

Updated Financial Guidance

Separately, the Company indicated that it is reducing its earnings outlook for the second quarter and fiscal 2005 year. For the second quarter, the Company continues to estimate sales of $560 to $570 million, as compared to actual sales of $560 million in the second quarter last year. Net earnings in the second quarter of fiscal 2005 are currently expected to approximate $0.6 million, or $0.02 per diluted share, which is prior to the recognition of tax benefits from the repatriation of foreign earnings, which is discussed on page 3 and before the restructuring charge. This compares to the Company’s previous guidance for net earnings in the range of $10.5 million, or $0.38 per diluted share and versus actual second quarter fiscal 2004 net earnings of $10.2 million, or $0.36 per diluted share. On an ongoing basis, as if the restructuring was complete at the beginning of fiscal 2005, the Company expects second quarter net earnings of $5.3 million, or $0.19 per diluted share (see table on page 4). The Company expects to report actual results for the second quarter of fiscal 2005 on Thursday, September 1, 2005.

For the fiscal 2005 year, the Company currently expects sales in the range of $2.425 billion, the same as previously forecasted. This compares to actual fiscal 2004 sales of $2.56 billion. The Company’s current sales guidance for the year includes sales from divisions and brands that will be exited or restructured. Net earnings for the fiscal 2005 year are currently estimated in the range of $37 million to $38 million, or approximately $1.35 per diluted share, which is before recognition of the tax benefit from the repatriation of foreign earnings and prior to the restructuring charge. On an ongoing basis, as if the restructuring plan was complete at the beginning of fiscal 2005, the Company expects net earnings of $43.5 million, or $1.55 per diluted share (see table on page 5). This compares with the Company’s previous guidance for net earnings of $68.5 million, or $2.38 per diluted share and versus actual fiscal 2004 net earnings of $70.1 million, or $2.50 per diluted share.

“Obviously we are very disappointed by our recent performance,” commented Mr. Skinner. “Approximately one fourth of the earnings per share decrease from our previous guidance for the year is due to the expected shortfall in results for the divisions included in our restructuring efforts. While sales for the second quarter are expected to be in line with our expectations, second quarter earnings are now expected to be negatively impacted by higher than anticipated markdowns on spring and summer merchandise in certain women’s sportswear divisions and lower margins in Men’s Sportswear.

“Importantly, we have identified and are currently implementing initiatives to bring about a positive change in these and other business units,” he added. “At the same time, we have also taken an aggressive stance toward expense control and have put into action several processes to ensure that our merchandise is on trend and delivered in the right quantities at retail. We remain committed to executing a strategy that will result in long term growth and increased shareholder value.”

Repatriation of Foreign Earnings

The Company also announced it plans to take full advantage of the 2004 American Jobs Creation Act during the second half of fiscal 2005 by repatriating approximately $150 million of foreign earnings. Kellwood has previously included in its tax provision a portion of these foreign earnings that was not considered to be permanently reinvested in foreign operations. As a result, the Company expects to recognize a one-time tax benefit of approximately $13 million or $0.46 per share during the second quarter, which will partially offset the restructuring charge previously discussed.

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings per share information for its fiscal 2004, second quarter fiscal 2005 guidance and full year fiscal 2005 guidance in this release, in addition to providing financial results and guidance in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company’s actual and expected results for its fiscal 2004, second quarter fiscal 2005 and full year fiscal 2005 results are as follows:

Second Quarter

Summary of current guidance for FY2005, June 2 Guidance, and FY2004 Actual

The following table summarizes net sales, operating earnings before amortization and restructuring charges(1), net earnings and earnings per share from Kellwood’s ongoing business units and restructured business units, the tax benefit from the repatriation of offshore earnings, and the restructuring charge for the second quarter ($ in thousands).

(1) Operating earnings before amortization and restructuring costs is a non-GAAP measure that differs from operating earnings in that it excludes restructuring costs and amortization of intangibles. Operating earnings before amortization and restructuring costs should not be considered as an alternative to operating earnings. Operating earnings before amortization and restructuring costs is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s business units and segments. Management believes the comparison of operating earnings before amortization and restructuring costs between periods is useful in showing the interaction of changes in gross profit and sales general and administrative expenses without inclusion of the restructuring charges and amortization of intangibles. The subtotal of operating earnings before amortization and restructuring costs may not be comparable to any similarly titled measure used by another company.

Total Fiscal Year

Summary of Current Guidance for FY2005, June 2, Guidance and FY2004 Actual

The following table summarizes net sales, operating earnings before amortization and restructuring charges(1), net earnings and earnings per share from Kellwood’s ongoing business units, restructured business units, the tax benefit from the repatriation of offshore earnings, and the restructuring charge for the total fiscal year ($ in thousands).

(1) Operating earnings before amortization and restructuring costs is a non-GAAP measure that differs from operating earnings in that it excludes restructuring costs and amortization of intangibles. Operating earnings before amortization and restructuring costs should not be considered as an alternative to operating earnings. Operating earnings before amortization and restructuring costs is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s business units and segments. Management believes the comparison of operating earnings before amortization and restructuring costs between periods is useful in showing the interaction of changes in gross profit and sales general and administrative expenses without inclusion of the restructuring charges and amortization of intangibles. The subtotal of operating earnings before amortization and restructuring costs may not be comparable to any similarly titled measure used by another company.

(2) Estimated at 85% of the total restructuring charge. It is anticipated that the remaining $23,000 will be recorded in fiscal year 2006.

Conference Call Information

The Company will conduct a conference call on July 28th at 7:30 a.m. ET. If you wish to participate, you may do so by dialing 888-873-4896 and enter participant code 78649964. This call will be webcast to the general public and can be accessed via Kellwood’s website at www.Kellwood.com.

Kellwood (NYSE:KWD) is a marketer of apparel and consumer soft goods with sales in excess of $2 billion. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “will”, “estimate”, “project”, “forecast”, “planned”, “should”, “anticipate” and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company’s expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: changes in the retail environment; an economic downturn in the retail market, including deflationary pressures; economic uncertainty due to the elimination of quotas on Chinese imports; a decline in the demand for the Company’s products; the lack of customer acceptance of the Company’s new designs and/or product lines; the increasingly competitive and consolidating retail environment; financial or operational difficulties of customers or suppliers; disruptions to transportation systems used by the Company or its suppliers; continued satisfactory relationships with licensees and licensors of trademarks and brands; ability to generate sufficient sales and profitability related to licenses containing minimum royalty payments; the ability to successfully complete the restructuring plan; the economic impact of uncontrollable factors, such as terrorism and war; the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions); stable governments and business conditions in the countries where the Company’s products are manufactured; the impact of acquisition activity and the ability to effectively integrate acquired operations; and changes in the Company’s strategies and expectations. These risks are more fully described in the Company’s periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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